EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Selectica:
Public Relations:
Laurie Spoon
Vice President, Corporate Communications
and Investor Relations
Selectica, Inc.
(408) 545-2492
lspoon@selectica.com

SELECTICA ANNOUNCES FOURTH QUARTER AND FISCAL 2003 RESULTS

PATRICK D. McCARTHY NAMED SENIOR VICE PRESIDENT OF WORLDWIDE SALES

SAN JOSE, CA – May 1, 2003 — Selectica, Inc. (Nasdaq: SLTC), a leading provider of Interactive Selling Systems (ISS) for e-Business, today announced results for the fourth quarter and full fiscal year ending March 31, 2003.

Revenue for the fourth quarter was $6.6 million, down from last quarter primarily due to the fact that the company did not complete all deliverables on a large customer project by the end of the quarter. The loss for the fourth quarter was $6.4 million or $0.21 per share compared to a loss of $6.8 million or $.20 per share for the fourth quarter of the prior fiscal year. For the fiscal year ending March 31, 2003, revenues decreased approximately 25% to $35.6 million from $47.2 million compared to the prior fiscal year. The net loss for fiscal 2003 was $29.7 million or $.92 per share compared to a net loss of $26.4 million or $.75 per share for the prior fiscal year. The company was cash flow positive in the fourth quarter due to one significant customer payment with cash and investments totaling approximately $122 million at quarter-end.

Dr. Sanjay Mittal, Chairman and CEO of Selectica said, “We are obviously disappointed by our results for the fourth quarter which were negatively impacted by the failure to complete all deliverables on one large contract, though we subsequently met the requirements. Overall the project is in good shape and the revenue will be recognized in future quarters.” Our most significant problem continues to be the economy and the worst market for enterprise software in memory. Looking to the future, we have excellent products, great customers like Cisco, Dell, GEMS and IBM and a strong balance sheet.” Dr. Mittal also commented on the recent appointment of Pat McCarthy to head the company’s worldwide sales organization: “We are very excited to welcome a sales executive of the caliber of Pat McCarthy to Selectica. He has great industry experience and a proven track record of building excellent sales teams and bringing in deals.”

“I am joining Selectica at an extraordinary moment in the company’s history, there is no company better positioned or qualified to lead the industry”, said McCarthy.

The company will conduct a conference call today for the quarter and fiscal year ended March 31, 2003. As part of the call, the company will provide guidance for the quarter ending June 30, 2003.

Conference Call Information

Date: Thursday, May 1, 2003
Time: 5:00 pm EST, 2:00 pm PST

Dial in Information Day of the Call
Domestic: 800-451-7724
International: 785-830-1954
Conference ID: SELECTICA

Replay of the call will be available through May 22, 2003
Domestic: 888-566-0149
International: 402-220-9180
No Pass Code Needed

About Selectica, Inc.

Selectica, Inc. (NASDAQ: SLTC) enables enterprises to reduce costs and enhance revenue from complex product and services offerings. Selectica solutions unify customers’ business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica helps improve profitability by reducing process costs, optimizing pricing, eliminating rework and concessions, and avoiding high-risk business.

Selectica’s customers represent manufacturing and service leaders including: ABB, Aetna, Applied Bio Systems, Bell Canada, Blue Cross Blue Shield of Michigan, BMW of North America, British Telecom, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, IBM, Juniper Networks, Mitel, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company’s Web site is www.selectica.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002 and in other reports filed by Selectica with the Securities and Exchange Commission.

Selectica is a trademark of Selectica, Inc. All other product and company names may be trademarks of the companies with which they are associated.

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SELECTICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Quarter Ended		Year Ended

	3/31/2003	3/31/2002	3/31/2003	3/31/2002

	(Unaudited)		(Unaudited)
Revenues:
License	$1,915	$3,785	$10,218	$16,683
Services	4,638	7,172	25,350	30,511

Total revenues	6,553	10,957	35,568	47,194
Cost of revenues:
License	464	281	1,185	1,023
Services	4,139	7,287	18,518	28,660

Total cost of revenues	4,603	7,568	19,703	29,683

Gross profit	1,950	3,389	15,865	17,511
Research and development	3,239	3,704	13,202	15,343
Sales and marketing	4,424	5,140	19,368	25,215
General and administrative	1,206	2,110	6,068	8,922

Total operating expenses	8,869	10,954	38,638	49,480

Loss from operations	(6,919)	(7,565)	(22,773)	(31,969)
Interest income (expense)	560	864	2,999	5,896

Loss before provision for income taxes and cumulative effect of an accounting change	(6,359)	(6,701)	(19,774)	(26,073)
Provision for income taxes	—	75	—	304

Loss before cumulative effect of an accounting change	(6,359)	(6,776)	(19,774)	(26,377)
Cumulative effect of an accounting change to adopt FAS 142	—	—	(9,974)	—

Net loss	$(6,359)	$(6,776)	$(29,748)	$(26,377)

Basic and diluted, net loss per share	$(0.21)	$(0.20)	$(0.92)	$(0.75)

Weighted-average shares used in computing basic and diluted, loss per share	30,873	34,584	32,219	35,090

SELECTICA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	3/31/2003	03/31/2002*

	(Unaudited)
Assets
Cash, cash equivalents, and investments	$122,351	$143,199
Accounts receivable	3,485	5,259
Prepaid expenses and other current assets	5,151	3,660
Property and equipment, net	5,274	7,325
Intangibles	—	9,974
Other assets	888	2,187

Total assets	$137,149	$171,604

Liabilities and stockholders’ equity
Accounts payable	936	1,325
Accrued payroll and related liabilities	1,932	2,718
Other accrued liabilities	4,715	4,601
Deferred revenues	16,486	9,609

Total liabilities	24,069	18,253
Total stockholders’ equity	113,080	153,351

Total liabilities and stockholders’ equity	$137,149	$171,604

*	Certain amounts which have been derived from audited financial statements at the date indicated have been reclassified to conform to current year presentation.